UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2015
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TIVO INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Gold Street,
San Jose, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On November 17, 2015, TiVo Inc. announced that Thomas S. Rogers, its current chief executive officer and president, will be stepping down from that role effective on the earlier of January 31, 2016 or upon the appointment of his successor.  Effective February 1, 2016, the Board of Directors has appointed Mr. Rogers as non-executive chairman of the Board, and he will serve out his current term as a director.

In addition, Thomas Wolzien resigned as a member of the Board of Directors, effective immediately, and the Board of Directors selected Daniel Moloney to succeed him as Lead Independent Director.  David Yoffie will serve as chairman of the nomination and governance committee, which includes Mr. Moloney.  William Cella will serve as the chairman of the compensation committee, also comprised of Peter Aquino and Mr. Moloney.

In connection with the transition of Mr. Rogers, the Board of Directors has terminated Mr. Roger’s employment agreement pursuant to Section 5(c)(i).  TiVo and Mr. Rogers entered into a transition agreement, effective as of November 13, 2015, pursuant to which Mr. Rogers will receive the following compensation and benefits under his employment agreement: a sum equal to $4.6 million, an additional bonus upon attainment of applicable performance criteria, accelerated vesting of all equity-related awards held by Mr. Rogers and continued health and welfare coverage for up to 24 months.  Mr. Rogers has agreed not to solicit TiVo employees for 18 months after his resignation date and to release any claims he may have against the company.  This summary of the terms of the transition agreement with Mr. Rogers is supplemented and qualified in all respects by reference to the full terms of the transition agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference.  Based on today's stock price, TiVo expects to record a one-time charge in the fourth quarter of the fiscal year ended January 31, 2016 of approximately $11 million - 12 million before tax, related to Mr. Rogers’ transition.

A copy of the press release announcing the transition of Mr. Rogers is attached as Exhibit 99.1 and incorporated herein by reference.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On November 13, 2015, the Board adopted and approved, effective November 13, 2015, the Third Amended and Restated Bylaws of TiVo Inc. (the “Third Amended and Restated Bylaws”), to provide for the responsibilities and duties of the Lead Independent Director and the non-executive chairman of the Board (“Chairman”).

The Lead Independent Director will act as a liaison between the Board and the chief executive officer.  The Lead Independent Director will be elected by the affirmative vote of majority of the independent directors, and shall serve as Lead Independent Director for a term commencing upon his or her election by the Board of Directors and ending on the regularly scheduled meeting of the Board of Directors immediately preceding the annual meeting of the stockholders after such election, or upon his or her earlier death, resignation or removal.

The Chairman will hold a non-executive position and will preside, when present, at meetings of the Board of Directors and of stockholders.  The Chairman will serve as a resource for the Lead Independent

Director and, upon request, provide support to the chief executive officer.  The Chairman will be elected by the affirmative vote of majority of directors in office at the time, and shall serve as Chairman for a term commencing upon his or her election by the Board of Directors and ending on the regularly scheduled meeting of the Board of Directors immediately preceding the annual meeting of the stockholders after such election, or upon his or her earlier death, resignation or removal.

The foregoing summary of the Third Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Third Amended and Restated Bylaws, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements with respect to the amount of any expected accounting charge that will be recorded as a result of Mr. Rogers’ transition. These risks and uncertainties include, among others, the risks and uncertainties included in the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended January 31, 2015 under the heading “Risk Factors.”  TiVo disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01. EXHIBITS.

(d) Exhibits

Exhibit Number	Description
3.1	Third Amended and Restated Bylaws
10.1	Transition Agreement between TiVo Inc. and Tom Rogers, dated November 13, 2015
99.1	Press Release of TiVo Inc. dated November 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: November 17, 2015	By:	/s/ Naveen Chopra
Naveen Chopra
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description
3.1	Third Amended and Restated Bylaws
10.1	Transition Agreement between TiVo Inc. and Tom Rogers, dated November 13, 2015
99.1	Press Release of TiVo Inc. dated November 17, 2015